EXHIBIT 21


SUBSIDIARIES OF THE REGISTRANT

American Medical Security Holdings, Inc., a Wisconsin corporation

American Medical Security, Inc., a Delaware corporation

American Medical Security Insurance Company of Georgia, a Georgia corporation

United Wisconsin Life Insurance Company, a Wisconsin insurance corporation

Continental Plan Services, Inc., a Wisconsin corporation

Nurse Healthline, Inc., a Wisconsin corporation